Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

June 17, 2020 and the Prospectus dated December 12, 2019

Registration No. 333-235468

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	2.750% Senior Notes due 2025 (the “2025 Notes”);
3.600% Senior Notes due 2030 (the “2030 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	June 17, 2020

Settlement Date:	June 22, 2020 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-235468)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
J.P. Morgan Securities LLC
Lloyds Securities Inc.
SMBC Nikko Securities America, Inc.
Wells Fargo Securities, LLC

Co-Managers:	ING Financial Markets LLC
Loop Capital Markets LLC
Siebert Williams Shank & Co., LLC
Great Pacific Securities
Mischler Financial Group, Inc.

Terms Applicable to

2.750% Senior Notes due 2025

Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	June 20, 2025

Public Offering Price:	99.843%, plus accrued and unpaid interest, if any, from June 22, 2020

Benchmark Treasury:	0.250% due May 31, 2025

Benchmark Treasury Price and Yield:	99-18 3⁄4, 0.334%

Spread to Benchmark Treasury:	+245 bps

Yield to Maturity:	2.784%

Coupon:	2.750%

Interest Payment Dates:	June 20 and December 20 of each year, commencing on December 20, 2020

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after May 20, 2025 (the date that is one month prior to the final maturity date). Prior to the par call date, make-whole call at T+40 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X CX2 / US37045XCX21

Terms Applicable to

3.600% Senior Notes due 2030

Aggregate Principal Amount:	$750,000,000

Final Maturity Date:	June 21, 2030

Public Offering Price:	99.709%, plus accrued and unpaid interest, if any, from June 22, 2020

Benchmark Treasury:	0.625% due May 15, 2030

Benchmark Treasury Price and Yield:	98-30+, 0.735%

Spread to Benchmark Treasury:	+290 bps

Yield to Maturity:	3.635%

Coupon:	3.600%

Interest Payment Dates:	June 21 and December 21 of each year, commencing on December 21, 2020

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after March 21, 2030 (the date that is three months prior to the final maturity date). Prior to the par call date, make-whole call at T+45 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X CY0 / US37045XCY04

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Citigroup Global Markets Inc. by calling 1-800-831-9146, Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030, J.P. Morgan Securities LLC collect at 212-834-4533, Lloyds Securities Inc. collect at 1-212-930-5000, SMBC Nikko Securities America, Inc. by calling 888-868-6856 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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